EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Sarah Gallagher

Crowe PR

sgallagher@crowepr.com

(224) 406-4709

Sonendo® Announces Next Generation GentleWave® G4 System

Designed to Improve Patient Workflow, the GentleWave G4 System Is the Latest Innovation from Sonendo

LAGUNA HILLS, Calif. – October 18, 2022 – Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced the release of the GentleWave G4 System, the next generation of its innovative technology platform designed to treat tooth decay. With Sonendo's patented technology at its core, the GentleWave G4 System is designed for an optimized doctor and patient experience with a refined, simplified workflow – all while delivering the enhanced level of clean that is only available with GentleWave Technology. Broad-spectrum acoustic energy and advanced fluid dynamics deliver advanced disinfection to penetrate even the most complex anatomies, resulting in a predictable and superior level of cleaning and improved healing time.

Since its inception, the GentleWave Procedure has redefined the standard of root canal treatment with a minimally invasive process that preserves tooth structure and promotes early healing. According to a recent clinical trial, 99.5% of patients experienced minimal to no pain during the GentleWave Procedure with the addition of CleanFlow™ Technology.

Closely following the launch of CleanFlow Technology in April of this year, the GentleWave G4 System marks the latest innovation from Sonendo and is a testament to the Company's continued investment in dental technology and the specialty of endodontics.

"The GentleWave G4 System highlights our commitment to world-class innovation. Our new console has a modern look, is highly effective, and built for the future of endodontics by being software upgradeable and ready to accept future technical innovations from Sonendo. It is a direct result of listening to our practitioners' needs and addressing them through product innovation," said Bjarne Bergheim, President and CEO of Sonendo. "With a mission to save teeth and improve lives, we are proud to introduce this next generation GentleWave System to the market – a testament to our commitment to elevating patient care and practice workflow. We are truly transforming how root canals are performed."

The GentleWave G4 System was created with future software adaptations and evolving features in mind. An intuitive, user-friendly interface provides step-by-step guidance for practitioners and auditory cues that improve procedure awareness reducing the need to look away from the patient during treatment. Battery backup and high-capacity fluid reservoirs decrease downtime between treatments and allow up to six procedures before refilling fluids. The system also allows multi-operatory connectivity, which means doctors can monitor multiple systems across their office, leading to improved workflow efficiency.

"Since adopting the GentleWave System, I have seen heightened productivity within my practice and more successful root canal procedures," said Rick Simcock, DDS, an endodontist based in Bellingham, Washington and a user of the GentleWave System. "I am confident that this next iteration will bring even more efficiencies, as the larger fluid capacity and new battery backup significantly cut down on system preparation time between procedures. The GentleWave G4 System is further evidence of Sonendo's investment in my practice and the broader specialty."

The GentleWave G4 System will be showcased at EndoCon®, Sonendo's second annual endodontic conference on innovation, taking place in San Diego from Oct. 20-22.

For more information about Sonendo and the GentleWave G4 System, or to register interest in it, please visit www.gentlewave.com/doctor/G4. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

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About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo developed and manufactured the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

Sonendo is also the parent company of TDO® Software, Inc., the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.gentlewave.com/doctor/G4. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

This press release contains "forward-looking statements" based on Sonendo's current expectations, forecasts and beliefs including statements related to the general release of the GentleWave G4 System. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the "SEC") on March 23, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022 filed with the SEC on May 10, 2022 and August 10, 2022, respectively, under the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any reports that Sonendo may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo's views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo. GENTLEWAVE and ENDOCON are trademarks of Sonendo, Inc.

Greg Chodaczek
Gilmartin Group
greg@gilmartinir.com
or, ir@sonendo.com

Source: Sonendo, Inc.